Exhibit 10.19

UNDER ARMOUR, INC.

DEFERRED COMPENSATION PLAN

FOR KEY EMPLOYEES

Effective November 18, 2005

UNDER ARMOUR, INC.

DEFERRED COMPENSATION PLAN

FOR KEY EMPLOYEES

Effective November 18, 2005

Purpose

The purpose of the Plan is to provide specified benefits to a select group of management or highly compensated Employees who contribute materially to the continued growth, development and future business success of Under Armour, Inc. and its subsidiaries, if any, that sponsor the Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

ARTICLE 1

Definitions

1.01 For purposes of the Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the meanings indicated:

“Amended Annual Election Form” shall mean the Amended Annual Election Form required by the Committee to be signed and submitted by a Participant to effect a permitted change in the elections previously made by the Participant under any Annual Election Form.

“Amended Distribution Election Form” shall mean the Amended Distribution Election Form required by the Committee to be signed and submitted by a Participant to effect a permitted change in the Distribution Election previously made by the Participant under any Distribution Election Form.

“Annual Deferral Account” shall mean a Participant’s Annual Participant Deferral for a Plan Year, as adjusted to reflect all applicable Investment Adjustments and all prior withdrawals and distributions in accordance with Article 3 and the provisions of the applicable Enrollment Forms.

“Annual Election Form” shall mean the Annual Election Form required by the Committee to be signed and submitted by a Participant in connection with the Participant’s deferral election with respect to a given Plan Year.

“Annual Participant Deferral” shall mean the aggregate amount deferred by a Participant in respect of a particular Plan Year under Section 3.01.

“Base Annual Salary” shall mean the annual base salary payable to a Participant by an Employer in cash in respect of services rendered during a Plan Year, including any Elective Deductions, but excluding Bonus Amounts or other additional incentives or awards payable to the Participant.

“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 10, that are entitled to receive the balance of a Participant’s Annual Deferral Accounts under the Plan in the event of the Participant’s death.

“Beneficiary Designation Form” shall mean the Beneficiary Designation Form or Amended Beneficiary Designation Form last signed and submitted by a Participant and accepted by the Committee.

“Board” shall mean the board of directors of the Company.

“Bonus Amounts” shall mean amounts paid pursuant to the Company’s annual bonus plan then in effect.

“Change in Control” has the meaning set forth in the Under Armour, Inc. 2005 Omnibus Long-Term Incentive Plan; provided, that notwithstanding anything to the contrary therein, a Change in Control shall not be deemed to occur under the Plan as a result of any event or transaction to the extent that treating such event or transaction as a Change in Control under the Plan would cause any tax to become due under Section 409A of the Code.

“Claimant” shall have the meaning set forth in Section 13.1.

“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

“Committee” shall mean the Compensation Committee of the Company or such other committee designated by the Board to administer the Plan.

“Company” shall mean Under Armour, Inc., a Maryland corporation, and any successor to all or substantially all of its assets or business.

“Company Stock” shall mean the common stock, par value $.0003 1/3 per share, of the Company.

“Disability” shall have the meaning set forth in Section 409A of the Code.

“Disability Benefit” shall mean the benefit set forth in Article 7.

“Distribution Election” shall mean an election made in accordance with Section 5.01.

“Distribution Election Form” shall mean the Distribution Election Form required by the Committee to be signed and submitted by a Participant with respect to a Distribution Election for a given Plan Year.

“Election Form” shall mean, with respect to any Plan Account, the Annual Election Form or the Amended Annual Election Form last signed and submitted by the Participant and accepted by the Committee with respect to that Plan Account.

“Elective Deductions” shall mean the deductions made from a Participant’s Base Annual Salary and Bonus Amounts for amounts voluntarily deferred or contributed by the Participant pursuant to all qualified and non-qualified compensation deferral plans, including, without limitation, amounts not included in the Participant’s gross income under Code Sections 125, 132(f)(4), 402(e)(3) or 402(h), provided, however, that all such amounts would have been payable in cash to the Employee had there been no such plan.

“Employee” shall mean a person who is an employee of any Employer, as determined by the Committee in its sole discretion.

“Employer” shall mean the Company or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

“Enrollment Forms” shall mean, for any Plan Year, the Annual Election Form, the Distribution Election Form, the Beneficiary Designation Form and any other forms or documents which may be required of a Participant by the Committee, in its sole discretion.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

“Investment Adjustment” shall mean an adjustment made to the balance of any Plan Account in accordance with Section 3.04 to reflect the performance of an Investment Benchmark pursuant to which the value of the Plan Account is measured.

“Investment Benchmark” shall mean a benchmark under the Plan from time to time by the Committee for purposes of valuing Plan Accounts.

“Participant” shall mean any eligible Employee (i) who is selected by the Committee to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs the applicable Enrollment Forms, (iv) whose signed Enrollment Forms are accepted by the Committee, (v) who commences participation in the Plan, and (vi) whose participation in the Plan has not terminated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

“Plan” shall mean the Under Armour, Inc. 2005 Deferred Compensation Plan For Key Employees, which shall be evidenced by this instrument and by each Enrollment Form, as they may be amended from time to time.

“Plan Year” shall mean the period beginning on January 1 of each year and ending December 31.

“Specified Employee” shall mean a key employee (as defined for purposes of Section 409A of the Code) of the Company or an Employer as of December 31st of a given Plan Year and any person so identified shall be treated as a Specified Employee for the 12-month period beginning on the first day of the fourth month following such December 31st.

“Survivor Benefit” shall mean the benefit set forth in Article 6.

“Termination of Employment” shall mean, with respect to a Participant, the termination of such Participant’s employment with his or her Employer(s), voluntarily or involuntarily, under circumstances that would constitute a “separation from service” for purposes of Section 409A of the Code.

“Trust” shall mean the trust established in accordance with Article 14.

“Unforeseeable Financial Emergency” shall have the meaning set forth in Section 409A of the Code, as determined in the sole discretion of the Committee. In making its determination the Committee shall be guided by the prevailing authorities applicable under the Code.

“Years of Service” shall mean the total number of actual or deemed full Plan Years during which a Participant has been continuously employed by one or more Employers.

ARTICLE 2

Eligibility, Selection, Enrollment

2.01 Selection by Committee. Participation in the Plan shall be limited to a select group of management or highly compensated Employees of the Employers, as determined by the Committee in its sole discretion. For each Plan Year, the Committee shall select from that group, in its sole discretion, the Employees who shall be eligible to make an Annual Participant Deferral in respect of that Plan Year. The Committee’s selection of an Employee to make an Annual Participant Deferral in respect of a particular Plan Year will not entitle that Employee to make an Annual Participant Deferral for any subsequent Plan Year, unless the Employee is again selected by the Committee to make an Annual Participant Deferral for such subsequent Plan Year.

2.02 Enrollment Requirements. As a condition to being eligible to make an Annual Participant Deferral for any Plan Year, each selected Employee shall complete, execute and return to the Committee each of the required Enrollment Forms no later than the last day of the immediately preceding Plan Year (or such earlier date as the Committee may establish from time to time). Notwithstanding the foregoing, (i) in the case of an Employee who first becomes eligible to participate in the Plan during any Plan Year, such Employee shall complete, execute and return to the Committee or its designee each of the required Enrollment Forms no later than 30 days following the date on which such Employee first becomes eligible to participate in the Plan (or such earlier date as the Committee may establish from time to time) provided that such Annual Participant Deferral shall apply only with respect to services performed subsequent to the time such Enrollment Forms are accepted by the Committee and (ii) in the case of any performance-based compensation (as such term is used in Section 409A of the Code) based on services performed over a period of at least 12 months with respect to any Employee, the Enrollment Forms with respect to such performance-based compensation must be filed no later than 6 months before the end of the performance period (or such earlier date as the Committee may establish from time to time). In addition, each selected Employee shall have on file with the Committee or its designee a completed Beneficiary Designation Form prior to the date specified by the Committee, and the Committee shall establish from time to time such other enrollment requirements as it determines necessary, in its sole discretion.

2.03 Commencement of Participation. Provided an Employee selected to make an Annual Participant Deferral in respect of a particular Plan Year has met all enrollment requirements set forth in the Plan and any other requirements imposed by the Committee, including signing and submitting all Enrollment Forms to the Committee or its designee within the specified time period, the Employee’s designated deferrals shall commence as of the date established by the Committee in its sole discretion. If an Employee fails to meet all such requirements within the specified time period with respect to any Plan Year, the Employee shall not be eligible to make any deferrals for that Plan Year.

2.04 Subsequent Elections. The Enrollment Forms submitted by a Participant in respect of a particular Plan Year will not be effective with respect to any subsequent Plan Year, except that the Beneficiary Designation Form on file with the Committee will remain effective for all subsequent Plan Years unless and until an Amended Beneficiary Designation Form is submitted. If an Employee is selected to participate in the Plan for a subsequent Plan Year and the required Enrollment Forms are not timely delivered for the subsequent Plan Year, the Participant shall not be eligible to make any deferrals with respect to such subsequent Plan Year.

ARTICLE 3

Participant Deferrals, Commitments, Investment Adjustments, Taxes and Vesting

3.01 Participant Deferrals.

(a) Deferral Election. The Committee shall have sole discretion to determine in respect of each Plan Year: (i) whether a Participant shall be eligible to make an Annual Participant Deferral; (ii) the form(s) of compensation which may be the subject of any Annual Participant Deferral; and (iii) any other terms and conditions applicable to the Annual Participant Deferral. To the extent permitted by the Committee and subject to the terms and conditions provided by the Committee, a Participant for a given Plan Year may make an election to defer the receipt of amounts payable to the Participant in the form of Base Annual Salary and Bonus Amounts for services rendered during that Plan Year. The Participant’s election shall be evidenced by an Annual Election Form completed and submitted to the Committee in accordance with the procedures and time frames as may be established by the Committee in its sole discretion. The amounts deferred by a Participant in respect of services rendered during a Plan Year shall be referred to collectively as an Annual Participant Deferral and shall be credited to an Annual Deferral Account established in the name of the Participant. A separate Annual Deferral Account shall be established and maintained for each Annual Participant Deferral.

(b) Minimum and Maximum Deferral. The Committee may from time to time designate a minimum and/or maximum deferral amount applicable to Participants with respect to a given Plan Year.

(c) Deferral Designations. A Participant may designate the amount of the Annual Participant Deferral to be deducted from his or her Base Annual Salary and/or Bonus Amounts as specified in the applicable Enrollment Forms for a given Plan Year.

(i)	Base Annual Salary. The Enrollment Forms may provide for deferrals to be expressed as a percentage of his or her Base Annual Salary, a fixed dollar amount or a percentage of Base Salary up to a fixed dollar amount, as determined by the Committee. Such amount shall be withheld from each regularly scheduled Base Annual Salary payment in equal amounts.

(ii)	Bonus Amounts. The Enrollment Forms which may provide for deferrals to be expressed as either a percentage or a fixed dollar amount of specified Bonus Amounts expected by the Participant, as determined by the Committee. If a Participant designates the Annual Participant Deferral to be deducted from any Bonus Amount as a fixed dollar amount and such fixed dollar amount exceeds the Bonus Amount actually payable to the Participant, the entire amount of such Bonus Amount shall be withheld.

3.02 Investment Benchmarks. The Committee shall establish from time to time the Investment Benchmark or Benchmarks that will be used under the Plan, including but not limited to: (i) Company Stock or (ii) a fixed income account paying interest at either the Company’s borrowing rate or a published income index, as determined by the Committee. The Committee reserves the right to change the Investment Benchmarks applied to amounts deferred under the Plan, prospectively or retroactively, at any time without the prior consent or notice of the Participants in the Plan.

3.03 Adjustment of Annual Deferral Accounts. While a Participant’s Annual Deferral Accounts do not represent the Participant’s ownership of, or any ownership interest in, any particular assets, the Participant’s Annual Deferral Accounts shall be adjusted in accordance with the Investment Benchmark(s), subject to the conditions and procedures set forth herein or established by the Committee from time to time. Any cash earnings generated under an Investment Benchmark (such as interest and cash dividends and distributions) shall, at the Committee’s sole discretion, either be deemed to be reinvested in that Investment Benchmark or reinvested in one or more other Investment Benchmark(s) designated by the Committee. All notional acquisitions and dispositions of Investment Benchmarks under a Participant’s Annual Deferral Accounts shall be deemed to occur at such times as the Committee shall determine to be administratively feasible in its sole discretion and the Participant’s Annual Deferral Accounts shall be adjusted accordingly. In addition, a Participant’s Annual Deferral Accounts may be adjusted from time to time, in accordance with procedures and practices established by the Committee, in its sole discretion, to reflect any notional transactional costs and other fees and expenses relating to the deemed investment, disposition or carrying of any Investment Benchmark for the Participant’s Annual Deferral Accounts. Adjustments made in accordance herewith shall be referred to as Investment Adjustments.

3.04 FICA and Other Taxes.

(a) Annual Deferral Amounts. For each Plan Year in which an Annual Participant Deferral is being withheld from a Participant, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Base Annual Salary and/or Bonus Amounts that is not being deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes. If the Committee determines that such portion may not be sufficient to cover the amount of the applicable withholding, then the Committee may reduce the Annual Participant Deferral to the extent necessary, as determined by the Committee in its sole discretion, for the Participant’s Employer to comply with applicable withholding requirements.

(b) Distributions. The Participant’s Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under the Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the trustee of the Trust.

3.05 Vesting. The Participant shall be vested in all amounts credited to his or her Annual Deferral Account as of the date such amounts are credited to such Participant’s Account.

ARTICLE 4

Suspension of Deferrals

4.01 Unforeseeable Financial Emergencies. If a Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to suspend any deferrals required to be made by the Participant. A petition shall be made on the form required by the Committee to be used for such request and shall include all financial information requested by the Committee in order to made a determination on such petition, as determined by the Committee in its sole discretion. The Committee shall determine, in its sole discretion, whether to approve the Participant’s petition. If the petition for a suspension is approved, suspension shall take effect upon the date of approval.

4.02 Disability. From and after the date that a Participant is deemed have suffered a Disability, any standing deferral election of the Participant shall automatically be suspended and no further deferrals shall be made with respect to the Participant.

4.03 Resumption of Deferrals. If deferrals by a Participant have been suspended during a Plan Year due to an Unforeseeable Financial Emergency or a Disability, the Participant will not be eligible to make any further deferrals in respect of that Plan Year. The Participant may be eligible to make deferrals for subsequent Plan Years provided the Participant is selected to make deferrals for such subsequent Plan Years and the Participant complies with the election requirements under the Plan.

ARTICLE 5

Distribution of Plan Accounts

5.01 General. The balance of the Participant’s Plan Accounts shall be distributed in a lump sum as soon as administratively practicable after the date of the Participant’s Termination of Employment (but no earlier than six months following the date of Termination of Employment in respect of any Participant who is a Specified Employee).

5.02 Withdrawal in the Event of an Unforeseeable Financial Emergency. Subject to Section 5.03 in the event that a Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to receive a partial or full payout of amounts credited to one or more of the Participant’s Plan Accounts. The Committee shall determine, in its sole discretion, whether the requested payout shall be made, the amount of the payout and the Annual Deferral Accounts from which the payout will be made; provided, however, that the payout shall not exceed the lesser of the balance of the Participant’s Annual Deferral Accounts or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. In making its determination under this Section 5.02, the Committee shall be guided by the requirements of Section 409A of the Code and any other related prevailing legal authorities and the Committee shall take into account the extent to which a Participant’s Unforeseeable Financial Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by the liquidation by the Participant of his or her assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). If, subject to the sole discretion of the Committee, the petition for a payout is approved, the payout shall be made within ninety (90) days of the date of approval.

5.03 Valuation of Annual Deferral Accounts Pending Distribution. To the extent that the distribution of any portion of any Plan Account is deferred, whether pursuant to the limitations imposed under this Article 5 or for any other reason, any amounts remaining to the credit of the Plan Account shall continue to be adjusted by the applicable Investment Adjustments in accordance with Article 3.

5.04 Payment on a Change in Control. Nothwithstanding anything to the contrary set forth in a Participant’s Annual Distribution Election Form or the Plan, upon the occurrence of a Change in Control, the Company will distribute all previously undistributed Annual Deferral Accounts to Participants (or their Beneficiaries, as the case may be).

5.05 Form of Payment. All distributions under the Plan shall be paid in cash.

ARTICLE 6

Survivor Benefit

6.01 Survivor Benefit. Subject to Article 5, a Participant’s Beneficiary shall receive a Survivor Benefit equal to the balance of Participant’s Annual Deferral Accounts, if the Participant dies before he or she has received a complete distribution of his or her Annual Deferral Accounts.

6.02 Payment of Survivor Benefit. The Survivor Benefit shall be payable to the Beneficiary indicated on the Participant’s Beneficiary Designation Form in a lump sum payment. Subject to Article 5, the lump sum payment will be made within ninety (90) days of the date on which the Committee is notified in writing of the Participant’s death.

ARTICLE 7

Disability Benefit

7.01 Disability Benefit. Notwithstanding any Distribution Election under Article 5, a Participant suffering a Disability shall receive a Disability Benefit equal to the balance of his or her Annual Deferral Accounts. Subject to the terms of Article 5, a Participant’s Disability Benefit shall be paid in a lump sum within ninety (90) days of the Committee’s determination that the Participant has a Disability.

ARTICLE 8

Beneficiary Designation

8.01 Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under the Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

8.02 Beneficiary Designation; Change. A Participant shall designate his or her Beneficiary by completing and signing a Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and submitting to the Committee an Amended Beneficiary Designation Form in accordance with the Committee’s rules and procedures, as in effect from time to time. Upon the acceptance by the Committee of an Amended Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

8.03 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Committee or its designated agent.

8.04 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s Aggregate Vested Benefit, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

8.05 Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to the Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

8.06 Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under the Plan with respect to the Participant, and each of the Participant’s Annual Election Forms shall terminate upon such full payment of benefits.

ARTICLE 9

Leave of Absence

9.01 Paid Leave of Absence. If a Participant is authorized by the Participant’s Employer for any reason to take a paid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the appropriate amounts shall continue to be withheld from the Participant’s compensation pursuant to the Participant’s then current Annual Election Form.

9.02 Unpaid Leave of Absence. If a Participant is authorized by the Participant’s Employer for any reason to take an unpaid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld.

ARTICLE 10

Termination, Amendment or Modification

10.01 Termination. Although an Employer may anticipate that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to discontinue its sponsorship of the Plan and to terminate the Plan, at any time, with respect to its participating Employees by action of its board of directors. In addition, the Company may at any time terminate an Employer’s participation in the Plan. Upon the termination of the Plan with respect to any Employer, subject to Section 5.03, all amounts credited to each of the Plan Accounts of each affected Participant shall be paid to the Participant or, in the case of the Participant’s death, to the Participant’s Beneficiary, in a lump sum notwithstanding any elections made by the Participant, and the Annual Election Forms relating to each of the Participant’s Annual Deferral Accounts shall terminate upon full payment of the balance of such Annual Deferral Accounts, except that neither the Company nor any Employer shall have any right to so accelerate the payment of any amount to the extent such right would cause the Plan to fail to comply with, or cause a Participant or such Participant’s Beneficiary to be subject to a tax under, the provisions of Section 409A of the Code.

10.02 Amendment. The Company may, at any time, amend or modify the Plan in whole or in part with respect to any or all Employers by the actions of the Committee; provided, however, that (i) no amendment or modification shall be effective to decrease the value of a Participant’s Annual Deferral Account in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification and (ii) except as specifically provided in Section 10.01, no amendment or modification shall be made after a Change in Control which adversely affects the vesting, calculation or payment of benefits hereunder or diminishes any other rights or protections any Participant or Beneficiary would have had but for such amendment or modification, unless each affected Participant or Beneficiary consents in writing to such amendment.

10.03 Effect of Payment. The full payment of the applicable benefit under the provisions of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under the Plan and each of the Participant’s Annual Election Forms shall terminate.

ARTICLE 11

Administration

11.01 Committee Duties. This Plan shall be administered by the Committee. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and (ii) decide or resolve any and all questions including interpretations of the Plan, as may arise in connection with the Plan. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

11.02 Agents. In the administration of the Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

11.03 Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

11.04 Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee, and any Employee to whom duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Plan, except in the case of willful misconduct by the Committee or any of its members or any such Employee.

11.05 Employer Information. To enable the Committee to perform its functions, each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee may reasonably require.

ARTICLE 12

Other Benefits and Agreements

The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 13

Claims Procedures

13.01 Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. The claim must state with particularity the determination desired by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

13.02 Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:

(a) that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure set forth in Section 13.03 below.

13.03 Review of a Denied Claim. Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

(a) may review pertinent documents;

(b) may submit written comments or other documents; and/or

(c) may request a hearing, which the Committee, in its sole discretion, may grant.

13.04 Decision on Review. The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a) specific reasons for the decision;

(b) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c) such other matters as the Committee deems relevant.

Arbitration. A Claimant’s compliance with the foregoing provisions of this Article 13 is a mandatory prerequisite to a Claimant’s right to commence any arbitration with respect to any claim for benefits under the Plan. Any and all claims that are not resolved to the satisfaction of a Claimant under the above provisions of this Article 13 shall be subject to arbitration conducted in Maryland before a panel of three (3) arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Unless otherwise provided herein each party shall bear its own costs and expenses in connection with such arbitration and the parties shall contribute equally the arbitrators’ fees. The arbitrators’ decision in any dispute shall be final and binding and shall not be subject to appeal or judicial review.

ARTICLE 14

Trust

14.01 Establishment of the Trust. The Company may establish one or more Trusts to which the Employers may transfer such assets as the Employers determine in their sole discretion to assist in meeting their obligations under the Plan.

14.02 Interrelationship of the Plan and the Trust. The provisions of the Plan and the relevant Annual Election Forms shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust.

14.03 Distributions From the Trust. Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Agreement.

ARTICLE 15

Miscellaneous

15.01 Status of Plan. The Plan is intended to be (i) a plan that is not qualified within the meaning of Code Section 401(a) and (ii) a plan that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employee” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent. All Plan Accounts and all credits and other adjustments to such Plan Accounts shall be bookkeeping entries only and shall be utilized solely as a device for the measurement and determination of amounts to be paid under the Plan. No Plan Accounts, credits or other adjustments under the Plan shall be interpreted as an indication that any benefits under the Plan are in any way funded. In addition, the Committee shall use its reasonable best efforts to interpret and administer the Plan in a manner that satisfies the requirements of Section 409A of the Code.

15.02 Unsecured General Creditor. In order to assist in the administration of the Plan, the Employer in its discretion may establish a trust, the assets of which, if any, will remain the property of the Employer and will be subject to the claims of the Company’s creditors in the event of bankruptcy or insolvency. For purposes of the payment of benefits under the Plan, any and all of an Employer’s assets, whether or not held in a trust, shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

15.03 Employer’s Liability. An Employer’s liability for the payment of benefits shall be defined only by the Plan and the Annual Election Form, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Annual Election Form.

15.04 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

15.05 Not a Contract of Employment. The terms and conditions of the Plan and the Annual Election Form under the Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, except as otherwise provided in a written employment agreement. Nothing in the Plan or any Annual Election Form shall be deemed to give a Participant the right to be retained in the service of any Employer as an Employee or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

15.06 Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

15.07 Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

15.08 Captions. The captions of the articles, sections and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

15.09 Governing Law. Subject to ERISA, the provisions of the Plan shall be construed and interpreted according to the internal laws of the State of New York without regard to its conflicts of laws principles.

15.10 Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Under Armour, Inc.

1020 Hull Street, 3rd Floor

Baltimore, Maryland 21230

Attn: General Counsel

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under the Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

15.11 Successors. The provisions of the Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

15.12 Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

15.13 Validity. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

15.14 Incompetent. If the Committee determines in its discretion that a benefit under the Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

15.15 Distribution in the Event of Taxation. If, for any reason, all or any portion of a Participant’s benefit under the Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee before a Change in Control, or the trustee of the Trust after a Change in Control, for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld, a Participant’s Employer shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant’s unpaid Aggregate Vested Balance under the Plan). If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant’s petition is granted. Such a distribution shall affect and reduce the benefits to be paid under the Plan.

15.16 Insurance. The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

IN WITNESS WHEREOF, the Company has signed the Plan document as of November 2, 2005.

Under Armour, Inc.
a Maryland corporation

By:	/s/ J. Scott Plank
Name:	J. Scott Plank
Title:	Chief Administrative Officer